Exhibit 99.1

                       Computer Programs and Systems, Inc.
                      Announces Third Quarter 2006 Results

    Company Declares Regular Quarterly Dividend of $0.36 Per Share


    MOBILE, Ala.--(BUSINESS WIRE)--Oct. 19, 2006--Computer Programs and Systems, Inc. (NASDAQ:CPSI):

    Highlights:

    --  Year-to-date net income increased 13.7%;

    -- Quarterly sales up 1% to $27.3 million; year-to-date up 7% to $85.8 million;

    -- Signed contracts for system installation at five new client hospitals;

    --  Declared regular quarterly dividend of $0.36 per share; and

    --  Strong results projected for fourth quarter.

    Computer Programs and Systems, Inc., a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2006.

    The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on November 24, 2006, to shareholders of record as of the close of business on November 3, 2006.

    Total revenues for the third quarter ended September 30, 2006, increased 1.0% to $27.3 million, compared with total revenues of $27.0 million for the prior-year period. Net income for the quarter ended September 30, 2006, decreased 4.0% to $3.4 million, or $0.32 per diluted share, which includes the impact of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payments. As a result of the adoption of SFAS No. 123R, the Company's financial results were lower than under its previous accounting method for share-based compensation by the amounts presented in the attached Other Supplemental Information. Cash flow from operations for the third quarter of 2006 was $3.3 million, compared with $5.4 million for the same period last year.

    Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, "Although third quarter results were at the low end of our guidance, we are excited about the prospects for the fourth quarter, as reflected by our fourth quarter guidance. We signed fewer contracts during the third quarter than we had anticipated, but our sales pipeline increased by 31%. In addition, market conditions are positive and our outsourcing and add-on sales continue to exceed our expectations. Overall, we are very excited about the prospects for the fourth quarter and optimistic about making further progress in 2007."

    Total revenues for the nine months ended September 30, 2006, increased 6.7% to $85.8 million, compared with total revenues of $80.4 million for the prior-year period. Net income for the nine months ended September 30, 2006, increased 13.7% to $11.6 million, or $1.07 per diluted share, which includes the impact of SFAS No. 123R. As a result of the adoption of SFAS No. 123R, the Company's financial results were lower than under its previous accounting method for share-based compensation by the amounts presented in the attached Other Supplemental Information. Cash provided from operations for the nine months ended September 30, 2006, was $10.3 million, compared with $11.8 million for the same period last year.

    For the fourth quarter of 2006, the Company anticipates total revenues of $28.0 million to $29.5 million and net income of approximately $3.9 million to $4.2 million, or $0.37 to $0.39 per diluted share, which includes the impact of SFAS No. 123R. CPSI's 12-month backlog as of September 30, 2006, was $84.9 million, consisting of $20.9 million in non-recurring system purchases and $64.0 million in recurring payments for support, outsourcing, ASP and ISP contracts.

    A listen-only simulcast and replay of CPSI's third quarter 2006 conference call will be available on-line at www.cpsinet.com and www.earnings.com on October 20, 2006, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with over 600 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers ,including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.




                 COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
           (in thousands, except share and per share data)

                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 ------------------  -----------------
                                   2006     2005      2006     2005
                                 --------- --------  -------- --------

Sales revenues:
   System sales                   $10,917  $12,480   $38,648  $37,779
   Support and maintenance         11,764   10,982    34,361   31,688
   Outsourcing                      4,589    3,538    12,783   10,900
                                 --------- --------  -------- --------
       Total sales revenues        27,270   27,000    85,792   80,367

Cost of sales:
   System sales                     8,401    8,511    25,678   24,932
   Support and maintenance          4,960    4,864    14,908   14,102
   Outsourcing                      2,568    2,168     7,250    6,255
                                 --------- --------  -------- --------
       Total cost of sales         15,929   15,543    47,836   45,289
                                 --------- --------  -------- --------
       Gross profit                11,341   11,457    37,956   35,078

Operating expenses:
   Sales and marketing              2,164    1,911     6,506    5,520
   General and administrative       4,221    3,839    13,613   13,071
                                 --------- --------  -------- --------
       Total operating expenses     6,385    5,750    20,119   18,591
                                 --------- --------  -------- --------

       Operating income             4,956    5,707    17,837   16,487
Interest income, net                  309      177       830      431
Other                                   -        -         -        5
                                 --------- --------  -------- --------
       Income before taxes          5,265    5,884    18,667   16,923
Provision for income taxes          1,841    2,319     7,065    6,715
                                 --------- --------  -------- --------
       Net income                  $3,424   $3,565   $11,602  $10,208
                                 ========= ========  ======== ========

Basic earnings per share            $0.32    $0.34     $1.08    $0.97
                                 ========= ========  ======== ========
Diluted earnings per share          $0.32    $0.33     $1.07    $0.96
                                 ========= ========  ======== ========

Weighted average shares
 outstanding:
   Basic                           10,753   10,604    10,737   10,541
   Diluted                         10,825   10,696    10,820   10,628




                 COMPUTER PROGRAMS AND SYSTEMS, INC.
                       Condensed Balance Sheets
                            (in thousands)

                                          Sept. 30, 2006 Dec. 31, 2005
                                          -------------- -------------
                 ASSETS                    (unaudited)
Current assets:
   Cash and cash equivalents                     $9,091       $11,670
   Investments                                   10,573        10,231
   Accounts receivable, net of allowance
    for doubtful accounts of $904 and
    $704, respectively                           13,875        12,414
   Financing receivables, current portion         1,728         1,169
   Inventory                                      1,836         1,988
   Deferred tax assets                            1,752         1,201
   Prepaid expenses                                 256           265
   Prepaid income taxes                              53           268
                                          -------------- -------------
       Total current assets                      39,164        39,206

Financing receivables, long-term                  1,845         1,605
Property and equipment                           13,300        12,039
Accumulated depreciation                         (7,115)       (5,866)
                                          -------------- -------------
       Total assets                             $47,194       $46,984
                                          ============== =============


   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $1,384        $2,051
   Deferred revenue                               2,897         3,286
   Accrued vacation                               2,136         1,876
   Other accrued liabilities                      2,203         2,685
                                          -------------- -------------
       Total current liabilities                  8,620         9,898

Deferred tax liabilities                            650           698

Stockholders' equity:
   Common stock, par value $0.001 per
    share, 30,000,000 shares authorized,
    10,754,978 and 10,624,901 shares
    issued and outstanding                           11            11
   Additional paid-in capital                    22,038        20,576
   Deferred compensation                              -           (72)
   Accumulated other comprehensive income           (60)          (68)
   Retained earnings                             15,935        15,941
                                          -------------- -------------
       Total stockholders' equity                37,924        36,388
                                          -------------- -------------
       Total liabilities and
        stockholders' equity                    $47,194       $46,984
                                          ============== =============





                 COMPUTER PROGRAMS AND SYSTEMS, INC.
               Unaudited Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:

                                                     Three     Nine
                                                    Months    Months
                                                     Ended     Ended
                                                   Sept. 30, Sept. 30,
                                                     2006      2006
                                                   --------- ---------
Net cash provided by operating activities            $3,342   $10,306
Purchases of property and equipment                    (515)   (1,461)
                                                   --------- ---------
Free cash flow                                       $2,827    $8,845
                                                   ========= =========


    Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

    Stock Compensation Expense per SFAS No. 123R:

    As a result of the adoption of Statement 123R, our financial results were lower than under our previous accounting method for share-based compensation by the following amounts:



                                                     Three     Nine
                                                    Months    Months
                                                     Ended     Ended
                                                   Sept. 30, Sept. 30,
                                                     2006      2006
                                                   --------- ---------
Cost of sales                                          $153      $435
SG&A                                                    203       585
                                                   --------- ---------
Total Stock Compensation Expense                        356     1,020
Tax Benefit                                            (139)     (397)
                                                   --------- ---------
Net Compensation Expense                               $217      $623
                                                   ========= =========

Basic and Diluted Earnings Per Share                  $0.02     $0.06
                                                   ========= =========




    CONTACT: Computer Programs and Systems, Inc.
             M. Stephen Walker, 251-639-8100